Exhibit 3.1

ARTICLES OF INCORPORATION

OF

NATIONAL HEALTH INVESTORS, INC.

THIS IS TO CERTIFY THAT:

1    FIRST:    INCORPORATION.

The undersigned, Richard F. LaRoche, Jr., whose post-office address is City Center, 100 Vine Street, Murfreesboro, Tennessee 37130, being at least eighteen (18) years of age, does hereby form a corporation under the general laws of the State of Maryland.

2    SECOND:    NAME.

The name of the Corporation is:

NATIONAL HEALTH INVESTORS, INC.

3    THIRD:    PURPOSE.

The purpose for which the Corporation is formed and the business or objects to be carried on and promoted by it, within the State of Maryland or elsewhere, is to engage in any lawful act or activity for which corporations may be formed under the Maryland General Corporation Law.

Without limiting the generality of such purpose, business and objects, at such time or times as the Board of Directors of the Corporation determines that it is in the interests of the Corporation and its Stockholders that the Corporation engage in the business of, and conduct its business and affairs so as to qualify as, a real estate investment trust (as that phrase is defined in the Internal Revenue Code of 1986 ("Code") as the same may be amended), then the purpose of the Corporation shall be to engage in the business of such a real estate investment trust ("REIT"); but this reference to such purpose shall not make unlawful or unauthorized any otherwise lawful act or activity that the Corporation may take that is inconsistent with such purpose.

4    FOURTH:    PRINCIPAL OFFICE ADDRESS.

The Address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, MD 21202.

5    FIFTH: RESIDENT AGENT.

The Resident Agent of the Corporation is The Corporation Trust Incorporated, whose address is 32 South Street, Baltimore, MD 21202. Said Resident Agent is a Maryland corporation.

6    SIXTH: BOARD OF DIRECTORS.

6.1    The Corporation shall have a Board of Directors consisting of seven (7) Directors, which number may be increased or decreased in accordance with the Bylaws of the Corporation from time to time, but shall not be less than the number required by Section 2-402 of the Maryland General Corporation law, as may be amended from time to time. The Directors shall be divided into three classes, with the number of Directors of each such class being as equal as practicable, with each Director to be nominated and elected as provided in the Bylaws for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such Director was elected; provided, however, that the initial Directors who shall serve, subject to the Bylaws and until their respective successors are duly elected and qualified, for a term expiring at the annual meeting in 1992 (together with Directors elected for terms expiring at the annual meeting in each third year thereafter, Class A Directors), 1993 (together with Directors elected for terms expiring at the annual meeting in each third year thereafter, Class B Directors) and 1994 (together with Directors elected for terms expiring at the annual meeting in each third year thereafter, Class C Directors) are respectively:

Class A Directors
(term expires 1992):    Richard F. LaRoche, Jr.
Ted H. Welch

Class B Directors
(term expires 1993):    W. Andrew Adams
Jack Tyrrell

Class C Director
(term expires 1994):    Robert T. Webb

6.2    In the event of any decrease in the authorized number of Directors, each Director then serving as such shall nevertheless continue as a Director of the class of which he is a member until the expiration of his current term, or his prior death, retirement, resignation or removal.

6.3    A vacancy which results from the death, resignation or removal of a Director or as a result of an increase by the Board of Directors in the number of Directors may be filled by a vote of the entire Board of Directors, and a Director so elected to fill a vacancy shall serve until the next annual meeting of Stockholders and until his successor shall be duly elected and qualified. At the next annual meeting of Stockholders, the vacancy created by the death, resignation or removal of a Director shall be filled for the balance of such Director's original term, and the vacancy or vacancies created by an increase in the number of Directors shall be filled for the balance of the term of the Class of Directors increased as a result of the action of the Board of Directors in increasing the number of Directors.

6.4    Advance notice of nominations for the election of Directors, other than in the case of any such nomination by the Board of Directors or a duly authorized committee thereof, and information concerning such nominees, shall be given in the manner provided in the Bylaws.

7    SEVENTH: AUTHORIZED CAPITAL STOCK.

7.1    The total number of shares of stock of all classes which the Corporation has authority to issue is fifty million (50,000,000) shares, each share having a par value of $.01, of which forty million (40,000,000) shares shall be Common Stock (or shares of one or more classes of "Excess Common Shares" as provided in Section 9.3 hereof), and ten million (10,000,000) shares shall be Preferred Stock (or shares of one or more classes of "Excess Preferred Shares" as provided in said Section 9.3). The Board of Directors may issue the Preferred Stock in such one or more series consisting of such numbers of shares and having such preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock as the Board of Directors may from time to time determine when designating such series.

7.2    The Board of Directors may classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, and terms and conditions of redemption of stock.

7.3    The Board of Directors may authorize the issuance from time to time of shares of stock of any class, whether now or hereafter authorized, or securities or rights convertible into shares of stock, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a share split or dividend), subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

8    EIGHTH:    LIMITATION ON PREEMPTIVE RIGHTS.

No Stockholder of the Corporation shall have any preferential or preemptive right to acquire additional shares of Stock of the Corporation of the same or any other class of Stock except to the extent that, and on such terms as, the Board of Directors from time to time may determine.

9    NINTH: LIMITATIONS ON OWNERSHIP.

9.1    Stockholder Information. Each Stockholder shall upon demand of the Corporation disclose to the Corporation in writing such information with respect to direct and indirect ownership of shares owned (or deemed to be owned, after applying rules referred to in Subsection 9.3.1 and any other rules applicable to REITs under the REIT Provisions of the Code) as the Board of Directors in its discretion deems reasonably necessary or appropriate in order that the Corporation may fully comply with all provisions of the Code applicable to REITs, and all regulations, rulings and cases promulgated or decided thereunder ("REIT Provisions of the Code") or to comply with the requirements of any taxing authority or governmental agency.

9.2    Transferee Information. Whenever the Board of Directors deems it reasonably necessary to protect the tax status of the Corporation as a RElT, the Board of Directors may require a statement or affidavit from each Stockholder or proposed transferee of Stock setting forth the number of shares of Stock of each class already owned (actually or beneficially) by such proposed transferee and any related person specified in the form reasonably prescribed by the Board of Directors for that purpose. If, in the opinion of the Board of Directors, any proposed transfer may jeopardize the qualification of the Corporation as a REIT, the Board of Directors may refuse to permit the transfer of such Stock to the proposed transferee. All contracts for the sale or other transfer of Stock shall be subject to this provision.

9.3    Limit on Ownership; Excess Shares.

9.3.1    Except as otherwise provided by Subsection 9.3.6, no person shall at any time directly or indirectly acquire or hold beneficial ownership in the aggregate of more than the percentage limit ("Limit") set forth in Subsection 9.3.2 of the outstanding Stock of any class of the Corporation. Such shares of Stock held by a Stockholder over the Limit, including any shares of Stock that would exceed the Limit if Stock was redeemed in accordance with Section 9.3.5 (but excluding any shares exempted by the Board of Directors in accordance with Section 9.3.6); are herein referred to as "Excess Common Shares" if originally shares of Common Stock and as "Excess Preferred Shares" if originally shares of Preferred Stock and collectively as "Excess Shares". For purposes of this Section 9.3 a person shall be deemed to be the beneficial owner of the Stock that such person (i) actually owns, (ii) constructively owns after applying the rules of Section 544 of the Code as modified in the case of a RElT by Sections 856(a)(6) and Section 856(h) of the Code, and (iii) has the right to acquire upon exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into Stock, if any, if such inclusion will cause such person to own more than the Limit.

9.3.2 For purposes of this Section 9.3, the Limit shall be determined as follows:

9.3.2.1    Until the Board of Directors makes a determination that the number of shares of Common Stock held by the two individuals (such term including persons described in the second sentence of Section 542(a)(2) of the Code) deemed to be the beneficial owners of the largest amounts of Common Stock of the Corporation immediately after the Partnership Distribution referred to in Subsection 9.3.6.1 hereof and after applying the rules applicable to the determination of Excess Shares set forth in Section 9.3.1 (such individuals herein being referred to as the "Current Excepted Holders") is other than 37.5% of the outstanding shares of Common Stock of the Corporation (the "Current Excepted Holders' Percentage"), the Limit shall be that number of shares of Common Stock that represents 4.0% of the number of outstanding shares of Common Stock, which is the number of shares of Common Stock that is one-third of the difference between 49.5% and 37.5% of the outstanding shares of Common Stock.

9.3.2.2    Upon the Board of Directors' having determined that the Current Excepted Holders' Percentage is other than 37.5% (whether as a result of a more precise calculation of shares that are attributed to a Current Excepted Holder, as a result of the Corporation's issuance of additional shares of Common Stock, as a result of the disposition of some of their shares by the Current Excepted Holders or for any other reason), the Limit shall be that number of shares of Common Stock that represents one-third of the difference between 49.5% and the then Current Excepted Holders' Percentage (as determined by the Board of Directors) of the number of then outstanding shares of Common Stock.

9.3.2.3    If the Current Excepted Holders' percentage (as determined by the Board of Directors) decreases to 19.8% or below, the Limit shall thereupon and thereafter be the number of shares of Common Stock that equals 9.9% of the number of then outstanding shares of Common Stock.

9.3.2.4    The Limit of shares of any class or series of Stock other than Common Stock (and other than Excess Shares) shall be the number of shares of such class that equals 9.9% of the number of then outstanding shares of such class or series.

9.3.2.5    The Board of Directors shall cause the Corporation to inform its Stockholders in such manner as it determines to be appropriate of any change in the Limit from time to time.

9.3.3    Upon shares of any class or series of Stock becoming Excess Shares as defined in this Section 9.3, such shares shall be deemed automatically to have been converted into a class separate and distinct from the class or series from which converted and from any other class of Excess Shares, each such class being designated "Excess Shares of [Name of Stockholder]". The voting distribution, redemption and other characteristics of such class of Excess Shares are as set forth in this Article IX. Upon any shares that have become Excess Shares ceasing to be Excess Shares as defined in this Section 9.3, such shares if then still outstanding shall be deemed automatically to have been reconverted back into shares of the class or series of Stock from which they were originally converted.

9.3.4    No Stockholder may vote any Excess Shares held by such Stockholder, and Excess Shares shall not be considered outstanding for the purpose of determining a quorum at any meeting of Stockholders. The Corporation, at the direction of the Board of Directors, in its sole discretion, may choose to accumulate all distributions and dividends payable upon the Excess Shares of any particular Stockholder in a non- interest bearing escrow account the proceeds of which shall be payable to the holder of the Excess Shares only at such time as such Stock ceases to be Excess Shares.

9.3.5    The Corporation, upon authorization by the Board of Directors, by notice to the holder thereof, may redeem any or all Shares that are Excess Shares (including Shares that remain or become Excess Shares because of the decrease in outstanding shares resulting from such redemption); and from and after the date of giving such notice of redemption ("redemption date") the shares called for redemption shall cease to be outstanding and the holder thereof shall cease to be entitled to dividends, voting rights and other benefits with respect to such Shares excepting only the right to payment by the Corporation of the redemption price determined and payable as set forth in the following two sentences. Subject to the limitation on payment set forth in the following sentence, the redemption price of each Excess Share called for redemption shall be the average daily per share closing sales price of a share of Stock of the class of the Corporation from which such Excess Share was converted if shares of such class are listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation National Market System, and if such shares are not so listed shall be the mean between the average per share closing bid prices and the average per share closing asked prices, in each case during the 30 day period ending on the business day prior to the redemption date, of if there have been no sales on a national securities exchange or on the National Association of Securities Dealers Automated Quotation National Market System and no published bid and asked quotations with respect to shares of such class during such 30 day period, the redemption price shall be the price determined by the Board of Directors in good faith. Unless the Board of Directors determines that it is in the interest of the Corporation to make earlier payment of all of the amount determined as the redemption price per share in accordance with the preceding sentence, the redemption price shall be payable only upon the liquidation of the Corporation and shall not exceed an amount which is the sum of the per share distributions designated as liquidating distribution. and return of capital distributions declared subsequent to the redemption date with respect to unredeemed shares of record of the class of the Corporation from which such Excess Share was converted, and no interest shall accrue with respect to the period subsequent to the redemption date to the date of such payment; provided, however, that in the event that within 30 days after the redemption date the person from whom the Excess Shares have been redeemed sells (and notifies the Corporation of such sale) a number of the remaining shares owned by him of the class of Stock from which his Excess Shares were converted at least equal to the number of such Excess Shares (and such sale is to a Person in whose hands the shares sold would not be Excess Shares), then the Corporation shall rescind the redemption of the Excess Shares if following such rescission such Person would not be the holder of Excess Shares, except that if the Corporation receives an opinion of its counsel that such rescission would jeopardize the tax status of the Corporation as a RElT or would be unlawful in any regard, then the Corporation shall in lieu of rescission make immediate payment of the redemption price.

9.3.6    Shares described in this Section 9.3.6 shall not be deemed to be Excess Shares at the times and subject to the terms and conditions set forth in this Section 9.3.6.

9.3.6.1    Shares issued by the Corporation to National HealthCorp L.P. while such shares are owned by National HealthCorp, L.P. and prior to the pro rata distribution (the "Partnership Distribution") of such shares by National HealthCorp L.P. to its partners.

9.3.6.2    Shares which immediately following the Partnership Distribution are determined by the Board of Directors to be beneficially owned by persons who (after applying the provisions referred to in Section 9.3.1) beneficially owned or would own more than 9.9% of the outstanding shares of Common Stock of the Corporation. In advance of the Partnership Distribution the Board of Directors shall endeavor to identify the shares referred to in this Subsection 9.3.6.2 and the holders thereof (collectively "Current Excepted Holders") and to obtain the written agreement of each person who would become a Current Excepted Holder upon the Partnership Distribution that such person will not increase such person's proportionate interest in the outstanding Stock without an opinion of counsel that the qualification of the Corporation as a RElT would not be jeopardized or in a transaction over which such person has no control, until the shares beneficially owned by such person and all persons related to such person (after applying the provisions referred to in Section 9.3.1) no longer exceed 9.9% of the outstanding shares of such class.

9.3.6.3    Subject to the provisions of Subsection 9.3.7, Shares acquired and held by an underwriter in a public offering of shares, or in a transaction involving the issuance of shares by the Corporation in which the Board of Directors determines that the underwriter or other person or party initially acquiring such shares will make a timely distribution of such shares to or among other holders such that, following such distribution, none of such shares will be Excess Shares.

9.3.6.4    Subject to the provisions of Subsection 9.3.7, Shares which the Board of Directors in its sole discretion may exempt from the Limit while owned by a person who has provided the Corporation with evidence and assurances acceptable to the Board that the qualification of the Corporation as a REIT would not be jeopardized thereby.

9.3.6.5    Shares acquired pursuant to an all cash tender offer made for all outstanding Shares of the Corporation (including securities convertible into Shares) in conformity with applicable federal and state securities laws where two- thirds of the outstanding Shares (not including Shares or securities convertible into Shares held by the tender offerer and/or any "affiliates" or "associates" thereof within the meaning of the Securities Exchange Act ) are duly tendered and accepted pursuant to the cash tender offer, provided that the person acquiring such shares pursuant to such tender offer has obligated itself as soon as practicable after the acquisition of such shares (through a second-step merger or otherwise) to permit each Stockholder of the Corporation who did not accept such tender offer to sell all shares held by such Stockholder to such person (or an affiliate of such person) at a cash price per share not less than that paid pursuant to the tender offer.

9.3.7 The Board of Directors in its sole discretion, may at any time revoke any exception in the case of any Stockholder pursuant to Subsection 9.3.6.3 or 9.3.6.4, and upon such revocation, the provisions of Subsections 9.3.4 and 9.3.5 shall immediately become applicable to such Stockholder and all shares of which such Stockholder may be the beneficial owner. The decision to exempt or refuse to exempt from the Limit ownerships of certain designated shares of Stock, or to revoke an exemption previously granted, shall be made by the Board of Directors at its sole discretion, based on any reason whatsoever, including but not limited to, the preservation of the Corporation's qualification as a REIT.

9.3.8    Notwithstanding any other provision of these Articles of Incorporation to the contrary, any purported acquisition of Stock of the Corporation that would result in the disqualification of the Corporation as a REIT shall be null and void.

9.3.9    In applying the provisions of this Section 9.3, the Board of Directors may take into account the lack of certainty in the REIT Provisions of the Code relating to the ownership of stock that may prevent a corporation from qualifying as a REIT and may make interpretations concerning the Limit and Excess Shares and attributed ownership and related matters on as conservative basis as the Board of Directors deems advisable to minimize or eliminate uncertainty as to the Corporation's qualification or continued qualification as a RElT.

9.3.10     Nothing contained in this Section 9.3 or in any other provision of these Articles of Incorporation shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the Stockholders by preservation of the Corporation's qualification as a RElT under the RElT Provisions.

9.3.11    If any provision of this Section 9.3 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions of this Section 9.3 shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Section 9.3 may be inconsistent with any other provision of these Articles of Incorporation Section 9.3 shall be controlling.

10	TENTH: RIGHTS AND POWERS OF THE CORPORATION AND THE BOARD OF DIRECTORS

In carrying on its business, or for the purpose of attaining or furthering any of its objects, the Corporation shall have all of the rights, powers and privileges granted to corporations by the laws of the State of Maryland, as well as the power to do any and all acts and things that a natural person or partnership could do as now or hereafter authorized by law, either alone or in partnership or conjunction with others. In furtherance and not in limitation of the powers conferred by statute, the powers of the Corporation and of the Directors and Stockholders shall include the following:

10.1    Any Director individually, or any firm of which any Director may be a member, or any corporation or association of which any Director may be an officer or director or in which any Director may be interested as the holder of any amount of its capital stock or otherwise, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and, in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, however, that either (i) such fact shall he disclosed or shall have been known to whomsoever among the Board of Directors (or Stockholders of the Corporation entitled to vote) approved such contract or transaction by majority vote, or (ii) the contract or transaction is fair and reasonable to the Corporation. Any Director of the Corporation who is also a director or officer of or interested in such other corporation or association, or who, or the firm of which he is a member, is so interested, may be counted in determining meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, with like force and effect as if he were not such a director or officer of such other corporation or association or were not so interested or were not a member of a firm so interested.

10.2    The Corporation reserves the right, from time to time, to make any amendment to its Charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in its Charter, of any outstanding Stock.

10.3    Except as otherwise provided in the Charter or Bylaws of the corporation, as from time to time amended, the business of the Corporation shall be managed by its Board of Directors. The Board of Directors shall have and may exercise all the rights, powers and privileges of the Corporation except only for those that are by law, the Charter and Bylaws of the Corporation, conferred upon or reserved to the Stockholders. Additionally, the Board of Directors of the Corporation is hereby specifically authorized and empowered from time to time in its discretion:

10.3.1    To borrow and raise money, without limit and upon any terms, for any corporate purposes; and, subject to applicable law, to authorize the creation, issuance, assumption, or guaranty of bonds, debentures, notes, or other evidences of indebtedness for money so borrowed, to include therein such provisions as to redeemability, convertibility, or otherwise, as the Board of Directors, in its sole discretion, determines, and to secure the payment of principal, interest, or sinking fund in respect thereof by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, all or any part of the properties, assets, and goodwill of the Corporation then owned or thereafter acquired;

10.3.2    To make, alter, amend, change, add to or repeal the Bylaws of the Corporation, except as otherwise may be provided herein, and

10.3.3    To the extent permitted by law, to declare and pay dividends or other distributions to the Stockholders from time to time out of the earnings, earned surplus, paid-in surplus or capital of the Corporation, notwithstanding that such declaration may result in the reduction of the capital of the Corporation. In connection with any dividends or other distributions upon the Stock, the Corporation need not reserve any amount from such dividend or other distributions to satisfy any preferential rights of any Stockholder.

11    ELEVENTH:    LIMITATION OF DIRECTOR AND OFFICER LIABILITY

To the full extent under the Maryland General Corporation Law as in effect on the date hereof, or as hereafter from time to time amended, no Director or officer shall be liable to the Corporation or to its Stockholders for money damages for any breach of any duty owed by such Director or officer to the Corporation or any of it Stockholders. Neither the amendment or repeal of this Article, nor the adoption of any provision in the Corporation's Charter inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a Director or officer or former Director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which accrued or arose, prior to such amendment, repeal or adoption.

12    TWELFTH:    INDEMNIFICATION

To the full extent permitted by Section 2-418 of the Maryland General Corporation Law as in effect on the date hereof, or as hereafter from time to time amended, the Corporation shall indemnify present and former Directors of the Corporation and shall have the power to indemnify, by express provision in its Bylaws, by Agreement, or by majority vote of either its Stockholders or disinterested Directors, any one or more of the following classes of individuals: (1) present or former officers of the Corporation, (2) present or former agents and/or employees of the Corporation, (3) present or former administrators, trustees or other fiduciaries under any pension, profit sharing, deferred compensation, or other employee benefit plan maintained by the Corporation, and (4) persons serving or who have served at the request of the Corporation in any of these capacities for any other corporation, partnership, joint venture, trust or other enterprises.

The persons referred to in clauses (1), (2), (3) and (4) of the preceding sentence who may be indemnified by the Corporation include persons performing functions of the type described in any of said clauses for National HealthCorp L.P. (a Delaware limited Partnership) to the extent that a claim is asserted against such a person on account of or arising out of such person's actions or inactions prior to the Partnership Distribution (referred to in Subsection 9.3.6.1) with respect to any property, assets or business of National HealthCorp L.P. contributed by it to the Corporation. However, the Corporation shall not have the power to indemnify any person to the extent such indemnification would be contrary to Section 2-418 of the Maryland General Corporation Law or any applicable statute, rule or regulation of similar import.

13    THIRTEENTH:    INTERESTED SHAREHOLDER.

13.1    Neither National HealthCorp L.P. (a Delaware limited partnership) as a result of its ownership of any Stock of this Corporation prior to the Partnership Distribution (referred to in Subsection 9.3.6.1) nor any person who the Board of Directors identifies as a person who, immediately after the Partnership Distribution, would be a "Current Excepted Holder" described in Subsection 9.3.6.2 and such person's affiliates shall be deemed to be an "Interested Stockholder" of this Corporation for purposes of Subtitle 6 of Title 3 of the Maryland General Corporation Law ("MGCL").

13.2    The voting rights of shares of the Corporation's Stock held by National HealthCorp L.P. prior to the Partnership Distribution and held by Currently Excepted Holders and their affiliates after the Partnership Distribution shall not be governed by Subtitle 7 of Title 3 of the MGCL.

13.3    The inclusion of this Article in the Charter shall not be deemed to limit any further action under either Subtitles 6 or 7 of Title 3 of the MGCL that the Corporation may take either in its Charter, its Bylaws or by resolution of the Board of Directors, as may be permitted by the MGCL.

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IN WITNESS WHEREOF, I have signed these Articles of Incorporation, and acknowledge the same to be my act on this 24th day of July, 1991.

/s/ Richard F. LaRoche, Jr.
Richard F. LaRoche, Jr.